       As filed with the Securities and Exchange Commission on March 24, 2000
                                          Registration No. ___________________
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                           PINNACLE DATA SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                Ohio                                         31-1263732
   (State or other jurisdiction of                   (IRS Employer Identifica-
   incorporation or organization)                           tion Number)

                                 6600 Port Road
                              Groveport, Ohio 43125
               (Address of principal executive offices) (Zip code)

                           Pinnacle Data Systems, Inc.
                             1995 Stock Option Plan
                            (Full title of the plan)

              Stock Option Agreement dated October 1, 1996 between
                Pinnacle Data Systems, Inc. and Thomas M. O'Leary
                            (Full title of the plan)

             Stock Option Agreement dated September 12, 1997 between
                Pinnacle Data Systems, Inc. and Thomas M. O'Leary
                            (Full title of the plan)

            Stock Option Agreement dated September 12, 1997 between
              Pinnacle Data Systems, Inc. and Robert V.R. Ostrander
                            (Full title of the plan)

               Stock Option Agreement dated July 22, 1998 between
               Pinnacle Data Systems, Inc. and David S. Richards
                            (Full title of the plan)

               Stock Option Agreement dated June 23, 1999 between
                Pinnacle Data Systems, Inc. and Thomas M. O'Leary
                            (Full title of the plan)

               Stock Option Agreement dated June 23, 1999 between
              Pinnacle Data Systems, Inc. and Robert V.R. Ostrander
                            (Full title of the plan)

                      John D. Bair, Chairman, President and
                             Chief Executive Officer
                           Pinnacle Data Systems, Inc.
                                 6600 Port Road
                              Groveport, Ohio 43125
                                 (614) 748-1150
                 (Name, address and telephone number, including
                        area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                        Proposed       Proposed
                          Amount        maximum        maximum        Amount of
                           to be        offering       aggregate      regis-
Title of securities       registered    price per      offering       tration
to be registered          (1)           share          price          fee
----------------------   -----------    -----------    ---------      ---------
Common Shares, without
par value

Options Granted (2)       10,200         $2.50          $25,500
                         172,750         $3.00         $518,250
                          15,000         $3.30          $49,500
                          37,000         $3.50         $129,500
                           4,000         $4.0625        $16,250
                          73,950         $4.1250       $305,043.75
                           6,000         $4.5375        $27,225
                           3,000         $4.625         $13,875
                           1,000         $5.50           $5,500

Options Reserved
for Grant (3)            297,500        $13.00       $3,867,500

TOTAL                    620,400                     $4,958,143.75     $1308.95
===============================================================================

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminable number of additional Common Shares that may become issuable pursuant to antidilution adjustment provisions of the Plan.

(2) All such shares are issuable upon the exercise of outstanding options to purchase the number of shares at the exercise prices listed above. The aggregate offering price and the fee have been computed pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, upon the basis of the price at which the options may be exercised.

(3) The price of $13.00 per share, which is the average of the bid and asked prices of the Registrant's Common Shares in the over the counter market as reported on the Nasdaq Bulletin Board on March 21, 2000, is set forth solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following  documents are incorporated by reference in this Registration
Statement:

(a) The Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on December 13, 1999, File No. 000-28483 (the "Form 10-SB") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

(b) The description of the Registrant's Common Shares which is contained in the Form 10-SB, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Common Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 8 of the Amended and Restated Code of Regulations of the Company (see Exhibit 4(a)) contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. The Company's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents, or persons who are serving or have served at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or by the shareholders of the Company or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that: (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company; (b) in any action, suit, or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to the Company; (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that expenses, including attorneys' fees, incurred in defending any action, suit, or proceeding, may be paid by the Company in advance of the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by the indemnified person to repay such amount in the event that indemnification shall be deemed improper.

     The Company maintains directors and officers liability insurance.

     At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and the Company does not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.   EXHIBITS.

Exhibit                                           If Incorporated by Reference,
No.                                               Document with which Exhibit
          Description of Exhibit                  was Previously Filed with SEC
          ------------------------------------    -----------------------------
4(a)      Amended and Restated Articles of        Registration Statement on Form
          Incorporation of Pinnacle Data          10-SB, File No. 000-28483 (see
          Systems, Inc.                           Exhibit 3(a) therein).

4(b)      Amended and Restated Code               Registration Statement on Form
          of Regulations of Pinnacle Data         10-SB, File No.000-28483 (see
          Systems, Inc.                           Exhibit 3(b) therein).

4(c)      Standard form of Director stock         Registration Statement on Form
          option agreement between Pinnacle       10-SB, File No. 000-28483 (see
          Data Systems, Inc. and individual       Exhibit 10(i) therein).
          members of the Board of Directors.

4(d)      Employment agreement and stock          Registration Statement on Form
          option agreement between Pinnacle       10-SB, File No. 000-28483 (see
          Data Systems, Inc. and David J.         Exhibit 10(j) therein).
          Richards dated July 22, 1998.

4(e)      Pinnacle Data Systems, Inc.             Registration Statement on Form
          1995 Stock Option Plan.                 10-SB, File No.000-28483 (see
                                                  Exhibit 10(k) therein).

4(f)      Amendment No. 1 to Pinnacle Data        Contained herein.
          Systems, Inc. 1995 Stock Option
          Plan.

5         Opinion of Baker & Hostetler LLP.       Contained herein.
23(a)     Consent of Baker & Hostetler LLP.       Contained in Exhibit 5.
23(b      Consent of Hausser + Taylor LLP.        Contained herein.
24        Powers of Attorney.                     Contained herein.

ITEM 9.  UNDERTAKINGS.

         The Registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 23, 2000.

                                        PINNACLE DATA SYSTEMS, INC.


Date:  March 23, 2000                  By  /s/John D. Bair

                                            John D. Bair, Chairman, President,
                                            and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                           Title                       Date


/s/John D. Bair                Chairman, President, Chief       March 23, 2000
John D. Bair                   Executive Officer and
                               Director (principal
                               executive officer)

/s/Thomas J. Carr              Chief Financial Officer,         March 23, 2000
Thomas J. Carr                 Treasurer, and Director
                               (principal financial and
                               principal accounting officer)

C. Robert Hahn*                Chief Operating Officer,         March 23, 2000
C. Robert Hahn                 Vice President, and
                               Director

Thomas M. O'Leary*             Director                         March 23, 2000
Thomas M. O'Leary

Robert V.R. Ostrander*         Director                         March 23, 2000
Robert V.R. Ostrander


     *The undersigned, John D. Bair, by signing his name hereto, does hereby execute this Registration Statement on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such directors and filed with the Securities and Exchange Commission as exhibits to this Registration Statement.


By /s/John D. Bair                                              March 23, 2000
     John D. Bair, Attorney in Fact

                                  EXHIBIT INDEX

                                                  If Incorporated by Reference,
Exhibit                                           Document with which Exhibit
No.            Description of Exhibit             was Previously Filed with SEC
-----     ------------------------------          ------------------------------
4(a)      Amended and Restated Articles           Registration Statement on Form
          of Incorporation of Pinnacle Data       10-SB, File No.000-28483 (see
          Systems, Inc.                           Exhibit 3(a) therein).

4(b)      Amended and Restated Code of            Registration Statement on Form
          Regulations of Pinnacle Data            10-SB, File No. 000-28483 (see
          Systems, Inc.                           Exhibit 3(b) therein).

4(c)      Standard form of Director stock         Registration Statement on Form
          option agreement between Pinnacle       10-SB, File No. 000-28483 (see
          Data Systems, Inc. and individual       Exhibit 10(i) therein).
          members of the Board of Directors.

4(d)      Employment agreement and stock          Registration Statement on Form
          option agreement between Pinnacle       10-SB, File No. 000-28483 (see
          Data Systems, Inc. and David J.         Exhibit 10(j) therein).
          Richards dated July 22, 1998.

4(e)      Pinnacle Data Systems, Inc. 1995        Registration Statement on Form
          Stock Option Plan.                      10-SB, File No. 000-28483 (see
                                                  Exhibit 10(k) therein).

4(f)      Amendment No. 1 to Pinnacle Data        Contained herein.
          Systems, Inc.1995 Stock Option
          Plan.

5         Opinion of Baker & Hostetler LLP.       Contained herein.

23(a)     Consent of Baker & Hostetler LLP.       Contained in Exhibit 5.

23(b)     Consent of Hausser + Taylor LLP.        Contained herein.

24        Powers of Attorney.                     Contained herein.

                                                                   Exhibit 4(d)

                               AMENDMENT NO. 1 TO
               PINNACLE DATA SYSTEMS, INC. 1995 STOCK OPTION PLAN

     The Pinnacle Data Systems, Inc. 1995 Stock Option Plan (the "Plan") is hereby amended pursuant to the following provisions:

     1. Definitions

     All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

     2. Shares Subject To Plan

     The total number of Shares for which options may be granted under the Plan, as provided under Section 3 of the Plan, is hereby increased by 300,000 Shares to a total of 600,000 Shares.

     3. Administration of Plan

     The first paragraph of Section 2 of the Plan is hereby deleted in its entirety from the Plan and replaced with the following two paragraphs:

               The Plan shall be administered by the Company's Board of Directors (the "Board") or, if the Board so elects, a committee (the "Committee") which shall consist of not less than three directors of the Company appointed by the Board. The members of the Committee shall serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time, and members of the Committee may resign by written notice to the President or Secretary of the Company. For purposes of this Plan, the Board, if it is administering the Plan, or the Committee, if it is administering the Plan, shall hereinafter be referred to as the "Administrator."

               Notwithstanding  the  foregoing  to the  contrary,  if the common shares of the Company are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Act"), or are required to be so registered or the Company is subject to the reporting requirements of Section 13 of the Act (hereinafter referred to as a "Reporting Company"), any option granted to a person who, because of his relationship with the Company, is subject to the reporting requirements of Section 16(a) of the Act, shall not be effective unless (i) the grant of such option is approved by either the Board or a committee consisting solely of two or more "Non-Employee Directors" (as defined in Rule 16b-3(b)(3) promulgated under the Act), (ii) the grant of such option is approved or ratified by the shareholders of the Company, in compliance with Section 14 of the Act, not later than the date of the annual meeting of the Company's shareholders next following the date of such grant, or (iii) such option, by its terms, provides that common shares received upon exercise of the option may not be disposed of before at least six months have elapsed from the date the option was granted.

     4. Eligibility

     Section 4 of the Plan is hereby deleted in its entirety from the Plan and replaced with the following:

               All employees of the Company and its subsidiaries are eligible to receive options under the Plan ("Eligible Persons"). No director of the Company who is not also an employee of the Company or any of its subsidiaries shall be eligible to participate in the Plan.

     5. Transferability

     The following two sentences are hereby added to the end of Section 5(c)(iii) of the Plan:

     Notwithstanding the foregoing to the contrary, the Administrator may, in its sole discretion and in the manner established by the Administrator, provide for the irrevocable transfer, without payment of consideration, of any
Nonqualified Option by a Grantee to such Grantee's spouse, children, grandchildren, nieces, or nephews, or to the trustee of any trust for the principal benefit of one or more such persons, or to a partnership whose only partners are one or more such persons. In the case of such a permitted transfer, the Nonqualified Option shall be exercisable only by the transferee or such transferee's legal representative.

     6. Six Month Holding Period

     Section 6 of the Plan is hereby deleted in its entirety from the Plan.

     7. Effective Date; Construction

     The effective date of this amendment is February 16, 2000, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.

     This amendment shall be submitted to the stockholders of the Company for approval as soon as reasonably practicable, but in any event not later than 12 months after the date of this amendment. Notwithstanding the preceding paragraph or any other provisions of this amendment to the contrary, if this amendment is not approved by the stockholders of the Company within such 12-month period, this amendment and all options granted with respect to the additional common shares subject to the Plan as a result of this amendment shall automatically become null and void and have no further force or effect.

                                                                       EXHIBIT 5

                        OPINION OF BAKER & HOSTETLER LLP

                              BAKER & HOSTETLER LLP
                              65 East State Street
                                   Suite 2100
                              Columbus, Ohio 43215

                                 March 23, 2000

Pinnacle Data Systems, Inc.
6600 Port Road
Groveport, Ohio  43125

Ladies and Gentlemen:

     We are acting as counsel to Pinnacle Data Systems, Inc., an Ohio corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 545,900 common shares, without par value, of the Company (the "Shares") for offer and sale under, and pursuant to, the Company's 1995 Stock Option Plan (the "Plan", as amended by Amendment No. 1 thereto ("Amendment No. 1")).

     In connection therewith, we have examined the Company's Amended and Restated Articles of Incorporation, the Company's Amended and Restated Code of Regulations, and the records, as exhibited to us, of the corporate proceedings of the Company; a copy of the Plan, Amendment No. 1, and such other documents and records, including a certificate from the secretary of the Company and a certificate from the treasurer of the Company, as we considered necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.

     Based upon the foregoing, and assuming the approval of Amendment No. 1 by the Company's shareholders as required by the Plan, we are of the opinion that the Shares, when sold and paid for in the manner contemplated by the Plan, will have been validly issued and will be fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Baker & Hostetler LLP
                                          BAKER & HOSTETLER LLP

                                                                   EXHIBIT 23(a)


                        CONSENT OF BAKER & HOSTETLER LLP


                             Contained in Exhibit 5.

                                                                   EXHIBIT 23(b)



                         CONSENT OF HAUSSER + TAYLOR LLP



                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Pinnacle Data Systems, Inc. of our report dated February 23, 1999 relating to the balance sheets of Pinnacle Data Systems, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the report on Form 10-SB of Pinnacle Data Systems, Inc.


                                            /s/ Hausser + Taylor LLP
                                            HAUSSER + TAYLOR LLP



Columbus, Ohio
March 23, 2000

                                                                      EXHIBIT 24



                               POWERS OF ATTORNEY

                     For Registration Statement on Form S-8
                           for 1995 Stock Option Plan

     The undersigned, each of whom is a director of Pinnacle Data Systems, Inc., an Ohio corporation (the "Company"), hereby constitutes and appoints John D. Bair and Thomas J. Carr, and each of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in his capacity as director of the Company, to execute any and all of the Company's Registration Statements on Form S-8, and any and all amendments thereto (including post-effective amendments), to register under the Securities Act of 1933, as amended (the "Securities Act"), any common shares, without par value, of the Company for sale under, and pursuant to, any and all of the Company's current or hereafter adopted or approved stock option plans or other "employee benefit plans" (as such term is defined under Rule 405 promulgated under the Securities Act), as such plans are currently amended or shall hereafter be amended, including without limitation the 1995 Stock Option Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


/s/ C. Robert Hahn                                March 23, 2000
C. Robert Hahn                                    Date


/s/ Thomas M. O'Leary                             March 23, 2000
Thomas M. O'Leary                                 Date


/s/ Robert V.R. Ostrander                         March 23, 2000
Robert V.R. Ostrander                             Date